Exhibit 10-105.1



                                 FIRST AMENDMENT
                                     TO THE
                              EMPLOYMENT AGREEMENT

         This Amendment approved by the Board of Directors and executed as of the 18th day of March, 1999, by and between CMP GROUP, INC. (the "Company") and
F. MICHAEL McCLAIN, JR. (the "Executive").

         WHEREAS, Central Maine Power Company and the Executive entered into an Employment Agreement dated August 26, 1998 (the "Employment Agreement"); and

         WHEREAS, CMP Group, Inc. is the successor employer to Central Maine Power Company; and

         WHEREAS, the Company and the Executive hereby mutually agree to amend the contract.

         NOW, THEREFORE, the Employment Agreement is hereby amended as follows effective as of the date first above written:

         (1) The term "Company" in the Employment Agreement shall henceforth refer to CMP Group, Inc.

         (2) Section 5.a.(i) is hereby amended by changing the "phrase "2.99 times (a)" in line 4 to "(a) 1.99 times" and adding the words "2.99 times" after the letter (b) in line 6.

         (3) Section 5.b. is hereby amended by adding the following sentence at the end of the first sentence thereof:

         "Notwithstanding the foregoing, the reduction provided for herein shall be made only if the amount of the reduction in the payments specified in Section 5.a. is less than the excise tax imposed pursuant to Section 4999 of the Code on the portion of the Total Payments which constitute "excess parachute payments"."

         (4)   Section 7.a. is hereby deleted in its entirety.

         (5) A new Section 8.b. is hereby added which shall henceforth provide as follows:

         "b. In the event the Executive is entitled to Severance  Benefits under
         Section 5.a. above, the Executive agrees not to compete with the Company (as competition defined in Section a.(i) above) for a period of one (1) year after his termination of employment, and in consideration for such agreement not to compete and as reasonable compensation therefor, the Company shall pay the Executive one (1) times the Executive's then-current base salary in twelve (12) equal monthly installments payable on the first day of each calendar month commencing on the first day of the month following termination of employment. In the event the Executive breaches this provision during the one year payment period, the Company shall cease making additional payments hereunder."

         (6) A new Section 18 is hereby added which shall henceforth provide as follows:

         "18. General Release. The obligations of the Company to make any post-termination payments under this Agreement (including, without limitation, under Sections 4.a., 5.a., 5.c. and 8.b.) are contingent upon the prior receipt by the Company of a general release reasonably satisfactory to the Company releasing the Company, and all parties connected therewith, from any and all claims and liabilities which the Executive may have against the Company, including any claims arising out of or in any way connected with the Executive's employment relationship with the Company and its affiliates, and the termination of said employment relationship. In the event that the Executive (or the Executive's estate, in the event of the death of the Executive) fails to execute and deliver the general release described above within 60 days of the date of receipt of the release, the Company shall be relieved of all obligations to make any post-termination payments of any kind or nature under this Agreement."

         (7) In all other respects, the Employment Agreement will continue in full force and effect.

         IN WITNESS WHEREOF, the parties hereto have executed this Amendment effective as of the date first above written.
CMP GROUP, INC.


By:_________________________________               _____________________________
    Chairman, Board of Directors                   F. Michael McClain, Jr.